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                                                                   EXHIBIT 12.01



                                XCEL ENERGY INC.
                           STATEMENT OF COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES
                              Thousands of Dollars

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                                              Rolling 12 ended
                                               September 2001       2000          1999          1998         1997          1996
                                               --------------       -----         -----         -----        -----         ----

Earnings:

     Net Income                                 $  787,871      $  526,828    $  570,933    $  624,330    $  388,242    $  546,880

Add:
     Income Taxes                                  388,529         304,865       179,673       240,391       230,629       300,463
     Fixed charges                                 897,232         791,187       472,364       402,608       375,176       311,033
Deduct:
     Undistributed equity in earnings of
         unconsolidated affiliates                 106,852          87,019        67,926        56,953        36,532        26,365
                                                ----------      ----------    ----------    ----------    ----------    ----------
              Earnings                           1,966,780       1,535,861     1,155,044     1,210,376       957,515     1,132,011
                                                ==========      ==========    ==========    ==========    ==========    ==========


Fixed charges:
     Interest charges, excluding AFC - debt,
          per statement of income                  858,432         752,387       433,564       369,297       352,889       309,507
      Distributions on redeemable preferred
            securities of subsidiary trust          38,800          38,800        38,800        33,311        22,287         1,526
                                                ----------      ----------    ----------    ----------    ----------    ----------
              Total fixed charges               $  897,232      $  791,187    $  472,364    $  402,608    $  375,176    $  311,033
                                                ==========      ==========    ==========    ==========    ==========    ==========


Ratio of earnings to fixed
     charges                                           2.2             1.9           2.4           3.0           2.6           3.6
                                                ==========      ==========    ==========    ==========    ==========    ==========
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